Professional Services Agreement

This Professional Services Agreement (this "Agreement") is entered into on October 31, 2014 effective November 1, 2014 (the "Effective Date"), by and between **Medical Imaging Corp**, an Nevada based Corporation ("Company"); and **Partners Imaging Holdings LLC** a Florida Limited Liability Company ("Provider"); (each of Companies and Provider may be referred to as a "party").

Background:

This Agreement will be effective following the successful closing of the Purchase Agreement (the "Purchase Agreement") dated August 28, 2014 between Medical Imaging Corp. (as "Buyer"), and Partners Imaging Holdings LLC (as "Seller"), under which Seller sold the interests in each Company to Buyer on October 31st, 2014

The Company desires to engage Provider to provide billing and collection services for patients of Company in accordance with this Agreement.

Now Therefore, the parties hereto agree as follows:

1. **Engagement of Provider**. Company hereby engages Provider as the exclusive provider of the Professional Services herein described

2. **Provider obligations**. Provider will accept billing packets from Partners Imaging Center of Venice, LLC, Partners Imaging Center of Naples, LLC and from Partners Imaging Center of Charlotte, LLC on behalf of Company and upload the billing information generated by Company into the Providers RIS system. Provider will then invoice both public and private payors accordingly. Provider will document all transactions for each center. Payor will collect revenues generated by Company and make a weekly payment by wire transfer of any revenues collected to a bank of Providers choosing. Provider will provide a summary and deduct fees from the amount wired to Company. Provider will take all steps to collect monies due from payors in the shortest possible time frame and will work AR on a continuous basis. Payor will collect revenue from direct bank payments, credit card and checks. Provider will provide summary of any AR not collected at the end of the agreement.

3. **Company obligations.** Company will provide Provider with billing packets in an acceptable format to Provider. Packets are to be mailed or delivered to Provider for the attention of the Billing Manager. Company to ensure packets are photocopied in case of loss in transit. Company will comply with any requests from Provider for additional, missing or errors in need of correction and any other information that prevents the billing information from being entered into Provider RIS system. Company will provide information relating to cash collected from a patient so that Provider can deduct these monies from patient totals in Providers RIS system. Company agrees to cover the costs of bank wire transfers and for the fees of the services provided.

4. **Availability**. Provider shall perform billing and collection services on Monday to Friday between the hours of 8.00am and 5.00pm of each week, except as otherwise mutually agreed by the parties.

5. **Consideration.** Company shall pay Provider for the professional services performed relating to billing and collection at the rate of (five) 5% of revenues collected on behalf of Company. The consideration will be deducted from the monies due to Company whenever a wire is performed. Provider will email a summary of monies collected and consideration deducted including wire fees.

6. **Term.** The term will be for a period of one month starting November 1st, 2014. Company has the option to extend services one more month by providing email notice. As of January 1st, 2015, Provider will no longer accept billing packets from Company but will continue to collect any existing AR on behalf of Company. The agreement will terminate on June 1st, 2015.

7. **Confidential Information.** Provider agrees to keep in strict secrecy and confidence, both during and after the Term, any and all information relating, directly or indirectly, to Company, its business, or its Patients.

In Witness Whereof, the parties hereto executed this Agreement as of the date first above written.

Provider:

Partners Imaging Holdings LLC
A Florida Limited Liability Company

By: ______________________________
Richard Goldberg, M.D., Managing Member

Company:

Medical Imaging Corp, LLC
A Nevada company
As Sole Managing Member

By: ______________________________
Mitchell Geisler, CEO